EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Libbey Inc. for the registration of $306,000,000 of its Floating Rate Senior Secured Notes due 2011 and to the incorporation by reference therein of our report dated March 16, 2006 (except for Notes 1, 20 and 22, as to which the date is December 14, 2006), with respect to the consolidated financial statements of Libbey Inc., our report dated March 16, 2006 with respect to Libbey Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Libbey Inc., both of which are included in its Form 8-K dated December 14, 2006 for the year ended December 31, 2005 and the related financial statement schedule of Libbey Inc. included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
December 14, 2006